Exhibit (a)(1)(G)

FORM OF CONFIRMATION OF PARTICIPATION IN OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR

A NUMBER OF REPLACEMENT STOCK OPTIONS

Confirmation of Participation in the Offer to Exchange

Our offer to eligible employees to exchange certain outstanding stock options that commenced on September 20, 2012, expired at 5:00 p.m. U.S. Pacific Time on October 19, 2012 (the “Offer”).

Thank you for submission of the Election Form. This message confirms that on [—], 2012, we accepted for exchange and canceled all of your eligible stock options that you tendered for exchange with your Election Form.

Subject to your continued service on the grant date and the other terms and conditions of the Offer, you now have the right to receive replacement options for the number of shares of our common stock as listed below:

Grant Date	Shares Subject to Replacement Options
[—]	[ ]

Shortly, we will deliver to you a stock option agreement, including any country-specific appendix.

In the meantime, if you have any questions or regarding the Offer, please contact Aparna Bawa or John Edmunds.

If you would like additional copies of the Election Form or other documents related to the Offer, please contact Joel Rodriguez at jrodriguez@inphi.com.

Thank you,

Aparna Bawa